EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT ("Agreement"), dated November 1, 1995, between Executive TeleCard, S.A., a Turks and Caicos corporation with offices at Duke Street, Grand Turk, Turks and Caicos, BWI (hereinafter called the "Company"), and Stig Sonnerberg, residing at Stavgardsgatan 76, S16145 Bromma, Sweden (hereinafter called "Executive").

WHEREAS, the Company wishes to secure the services of Executive as its Senior Vice President and Director of European Operations for an extended period to and including October 31, 1998; and

WHEREAS, Executive is willing to enter into this Agreement for such period upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties to this Agreement agree as follows:

1.        EMPLOYMENT

          Company shall employ Executive, and Executive shall serve as the Senior Vice President and Director of European Operations of the Company during the term of employment set forth in Paragraph 2 of this Agreement.

2.        TERM OF EMPLOYMENT

          Executive's "Term of Employment", as this term is used throughout this Agreement, shall be for a period of three years commencing on November 1, 1995 and ending October 31, 1998, and any extension thereof.

3.        EXECUTIVE ACCEPTANCE

          Should Executive accept this Agreement as evidenced by his signature and terminate employment with his present employer and Company subsequently withdraws its offer prior to commencement of the Employment Term, regardless of the reason for the withdrawal, Executive shall receive a lump sum compensation of One Hundred Thousand Dollars (US $100,000.00) payable within fifteen (15) days of notice of the withdrawal.

4.        EXECUTIVE'S TITLE AND DUTIES
4.1       Title and Duties
          Executive shall during the term of this employment hereunder, have responsibility for marketing and sales primarily in Europe, Africa and the Middle East. Executive's responsibilities shall primarily consist of the solicitation and securing of enhancement agreements with financing institutions and credit card companies as well as revenue sharing and enhancement arrangements with Postal Telegraph and Telephone authorities in the defined area. Executive shall devote his full time and attention to, and exert his best effort in the performance of his duties hereunder, so as to promote the business of the Company, and its affiliates. Executive shall accept the payments to be made to him under this Agreement as full and complete compensation for all the services performed by him under this Agreement except as may be otherwise provided in writing.

4.2       Confidential Information
          Executive shall not, directly or indirectly, or at any time, during the term of his employment hereunder or thereafter and without regard to when or for what reason, if any, such employment shall terminate, use or permit the use of any trade secrets, customer's lists, or other information of, or relating to information of, the Company, or any such subsidiary or affiliate in connection with any activity or business, except the business of the Company or any such subsidiary or affiliate and shall not divulge such trade secrets, customer's lists, and information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by any applicable law or determination of any duly constituted administrative agency.

5.        COMPENSATION AND EXPENSES
5.1       Salary

          The Company shall pay Executive during the Term of Employment a total base salary (the "Salary") of not less than sixty thousand dollars ($60,000.00) per annum, payable in the normal pay periods of the Company relating to executives of the Company, during each year of such term. It is understood that the Company may, in its sole discretion of its Board of Directors, increase such base salary. If the Company in its discretion increases the compensation of Executive for any period of time, and if Executive accepts such increase, this Agreement shall continue in full force and effect whether or not it has been amended to reflect such increase. Nothing herein is intended or shall be construed to obligate the Company to make such increase.

5.2       Business Expenses
          The Company will reimburse Executive for all reasonable expenses properly incurred by him in its behalf in the performance of his duties hereunder, upon presentation of properly itemized charges, receipts and/or similar documentation, and otherwise in accordance with policies established from time to time by the Board of Directors of the Company, as well as mileage reimbursement for automobile usage at a rate of 2.50 kroner per kilometer. In addition, Company will provide Executive with a personal computer, printer, mobile phone and a facsimile machine.

5.3       Stock Participation
          Executive will be eligible to receive stock options to purchase shares of Executive TeleCard, Ltd. in an amount to be determined by the Stock Option Committee under any stock option plan in effect during the Employment Term and under the same terms and conditions as are provided for other officers and directors under such plan.

5.4       Location of Executive
          Company agrees that without Executive's written consent, Executive's principal place of work shall not be relocated and Executive shall continue to have his offices in Bromma, Sweden. To the extent that Executive consents to a relocation, Company agrees to reimburse Executive for the cost of such relocation of Executive and Executive's family and all personal property from Bromma, Sweden to Executive's new location. Company further agrees to reimburse Executive for all temporary living expenses for a minimum of three months, until Executive has completed the purchase or lease of and occupied a new residence near Executive's new work location with the Company.

5.5       Additional Compensation
          During the Term of Employment, Executive shall be entitled to additional compensation in an amount equal to the rate of taxed costs which would be assessable against the amount of Salary payable to Executive in Sweden under the terms of this Agreement which tax rate is currently thirty-three percent (33%). Such additional compensation shall be payable monthly and shall be adjusted as necessary to meet any change in the percent of taxed costs to Executive on the amount of Salary received hereunder.

6.        BENEFITS
6.1       Participation in Benefit Plans

          In addition to the other compensation provided in Paragraph 5.1 through 5.5, during the Term of Employment, Executive shall be entitled to participate and shall be included in any profit-sharing and stock option plan or program of the Company now existing, and shall participate in any such plans or programs, except for any pension or retirement plans, established hereafter to the same extent as executive officers and/or directors of the Company. Additionally, and in lieu of Executive's participation in any retirement or pension plan of the Company, the Company shall pay annually to a pension plan designated by Executive the sum of thirty-four thousand six hundred dollars ($34,600) to fund an individual pension plan for Executive.

6.2       Holidays and Annual Vacation Leave
          Executive shall be entitled to all paid holidays as available to other employees of the Company and, in addition, to annual vacation leave which shall accrue on a pro rata basis during the Employment Term at the rate of thirty (30) working days per annum. Unused annual vacation leave during each year of the Employment Term shall be carried over from year to year as necessary due to the exigencies of the business.

6.3       Indemnification
          Executive shall be indemnified by the Company to the fullest extent provided under the indemnification provisions of the By-Laws and/or Certificate of Incorporation presently in existence, or, to the extent that the scope of such indemnification is greater, under any amendments to the By-Laws and/or Certificate of Incorporation. To the extent that the Company obtains indemnification insurance for its officers and/or directors, such insurance shall also cover Executive to the same extent.

6.4       Exchange Rate Adjustments
          Executive and the Company agree that to the extent that the exchange rate between the dollar and Swedish kroner changes so that the rate of the dollar drops more than ten percent (10%) against the Swedish kroner, then the Company will pay Executive an additional amount equal to the difference in the exchange rate. Payment of the difference shall be made on a quarterly basis.

7.        TERMINATION AND SEVERANCE PAYMENT
7.1       Termination

          Upon the occurrence of an event of termination (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this Paragraph 8 shall apply. As used in this Agreement an "event of termination" shall mean and include any one or more of the following:

     (i) The termination by the Company of Executive's employment hereunder for any reason other than a material breach by Executive of this Agreement or for "cause" as defined in (iii) hereinbelow, or

    (ii) Executive's resignation from the Company's employ, pursuant to the provisions of this paragraph, upon (a) any liquidation, dissolution, consolidation, or merger of the Company with any third party, or transfer of all or substantially all of its assets to any third party; or (b) material breach of this Agreement by Company and such breach continues for at least thirty (30) days following written notification by Executive of such breach. Upon the occurrence of any event described in Clauses (a), or (b) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty
(30) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach, four (4) calendar months after the event giving rise to said right to elect.

   (iii) Termination by the Company for "cause" shall mean the Executive's termination by action of the Company's Board of Directors because of dishonesty, gross neglect of duties hereunder, conviction of a felony, engaging directly or indirectly in any competing business, or willful misconduct.

7.2  Termination Pay
     Upon the occurrence of an event of termination, the Company shall pay Executive (a) a lump sum compensation of the greater of One Hundred, Twenty Thousand ($120,000.00) or the balance of the salary to which the Executive would be entitled to the end of the Term of Employment (b) at no cost to Executive, the number of unrestricted shares of the common stock of Executive TeleCard, Ltd. equal to the total number of outstanding stock options held by Executive on the fifth day following termination or in lieu thereof Executive may elect to surrender to Company his rights in such outstanding stock options or shares (whether or not then exercisable) then held by Executive, and, upon such surrender, Company shall pay to Executive an amount in cash per share equal to, the mean between the high and low selling price of such stock on the Nasdaq National Market or such other market as Executive TeleCard, Ltd. stock is then traded on the date of Executive's termination.

7.3  No Obligation to Mitigate Damages
     Executive's benefits hereunder shall be considered severance pay in consideration of his past service and pay and consideration of his continued service from the date hereof and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

8.   ASSIGNMENT

     This Agreement and any rights (including Executive's Compensation) hereunder shall not be assigned, pledged or transferred in any way by either party hereto except that the Company shall have, with Executive's consent, the right to assign its rights hereunder to any third party successor in interest of the Company whether by merger, consolidation, purchase of assets or stock or otherwise. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

9.   NOTICES

     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid to, the applicable party and addressed as follows:

     (i)  if to the Company:  Executive TeleCard, S.A.
                              8 Avenue C
                              Nanuet, New York 10954
                              Facsimile:  (914) 627 3631

    (ii)  if to Executive:    Stig Sonnerberg
                              Stavgardsgatan 76
                              S16145
                              Bromma, Sweden

10.  SEVERABILITY

     If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgement shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgement shall have been rendered.

11.  WAIVER

     No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.  ENTIRE AGREEMENT/GOVERNING LAW

     This Agreement embodies the entire understanding and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing signed by both parties hereto. This Agreement shall be construed and governed in all respect and shall at all times be determined in accordance with the laws of the State of New York.

13.  HEADINGS

     The headings of Paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, consisting of seven (7) pages, on this 1st day of November, 1995.


                                 EXECUTIVE TELECARD, S.A.



/s/John Gitlin                   By:/s/Robert N. Schuck
Witness                          Its:


                                 EXECUTIVE



                                 /s/Stig Sonnerberg
Witness                          Stig Sonnerberg

                                  GUARANTY


For valuable consideration and to induce Executive to enter into the within Agreement with the Company, the undersigned hereby unconditionally guarantees to Executive, his heirs and assigns, full, prompt and complete performance by the Company of all of the provisions, conditions, covenants and agreements contained in the within Agreement and does hereby waive all notice of default by the Company, notice of the acceptance of this Guaranty by Executive and consents to any extension of time that may be given by Executive to the Company of time of payment and performance.
This guaranty is an absolute, continuing and unlimited guarantee of payment and performance.

     IN WITNESS WHEREOF, Guarantor has signed this guaranty on November 1,
1995.


                                 EXECUTIVE TELECARD, LTD.



/s/John Gitlin                   By:/s/Robert N. Schuck
Witness                          Its:  Executive Vice President